EXHIBIT 99.1

Press Release                                            Source: BioSyntech Inc.

BIOSYNTECH APPOINTS CLAUDE LEDUC AS CHIEF EXECUTIVE OFFICER

Friday December 26, 10:16 am ET

LAVAL, Quebec--(BUSINESS WIRE)--Dec. 26, 2003--Mr. Serge Savard, Chairman of the
Board of Directors of  BioSyntech,  is pleased to announce that Mr. Claude LeDuc was appointed as President and Chief Executive  Officer of the Company.  He will assume his new functions on March 1, 2004.

Mr. LeDuc will bring an invaluable  experience to BioSyntech  with his 18 years'
career in the Bio-pharma  Industry;  after a very successful  (National  Awards)
pharmaceutical  career in Sales at  Syntex  from 1986 to 1991,  Mr.  LeDuc  then started his Biotech career with Serono in 1991 as a Regional Sales and Marketing
Manager.  In 1993,  Mr.  LeDuc joined  Biomatrix in a new start-up  where he had various  successful  roles from sales and  marketing as Director of the Canadian business  Unit to  Business  Development  roles in  Europe.  After  the  Genzyme
Biosurgery  acquisition  of Biomatrix  in 2001,  Mr. LeDuc was offered to assume
various   roles  from  the  Genzyme   Corporation   Head  Office  in  Cambridge,
Massachusetts,  first as Director of  International  Markets for the Orthopaedic
Division  and  then as  Director  for Asia  Pacific  for the  entire  Biosurgery portfolio.  Mr.  LeDuc has full  marketing  and  management  responsibility  for supporting  and  managing  the  Biosurgery  distribution  partners in all global assigned  regions,  as well as  providing  franchise  support  to the  worldwide country managers.

BioSyntech  announced  recently  that its  Quality  Management  System  has been registered to ISO 9001:2000 and to ISO 13485:2001,  recognizing  compliance with international  regulatory  requirements for the conception and  manufacturing of medical  devices.  ISO 13485  entitles  BioSyntech  to affix the CE  Marking  to medical  devices for European  commercialization,  through  self-declaration  of conformity.  Prior  examination of the product's  conception  file by a European
Notified Body is required in the case of Class III medical devices.

Mr LeDuc will bring to the company his many years of valuable  expertise  in the commercialization  of orthopedic products around the world, thereby enabling the company to capitalize on its newly acquired status.

Mr Amine  Selmani,  the  current  CEO will leave his  functions  with Mr LeDuc's arrival to become the new  Executive  Chairman  of the  company.  Mr Savard will resign as Chairman and remain a member of the Board of Directors.

Mr Savard stated:  "We are especially pleased that Mr LeDuc, who has been on our board of directors for more than a year, has now accepted to join the company on a full time basis.  This is a strong vote of confidence in our technology from a person with an outstanding background in the industry."

About  BioSyntech - BioSyntech is a  biotechnology  company  specializing in the discovery,  development and manufacturing of regenerative  medicine products and
therapeutic   delivery  systems.   BioSyntech's  Quality  Management  System  is
registered to ISO  9001:2000 and ISO  13485:2001.  For  additional  information, visit WWW.BIOSYNTECH.COM.

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING"  STATEMENTS, AS DEFINED IN
THE UNITED STATES PRIVATE SECURITIES  LITIGATION REFORM ACT OF 1995 THAT INVOLVE
A NUMBER  OF RISKS  AND  UNCERTAINTIES.  THERE  CAN BE NO  ASSURANCE  THAT  SUCH
STATEMENTS  WILL PROVE TO BE ACCURATE AND THE ACTUAL  RESULTS AND FUTURE  EVENTS
COULD DIFFER MATERIALLY FROM MANAGEMENT'S CURRENT EXPECTATIONS. SUCH FACTORS ARE
DETAILED  FROM  TIME  TO TIME  IN THE  COMPANY'S  FILINGS  WITH  THE  REGULATORY
AUTHORITIES HAVING JURISDICTION.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE CONTENT OF THIS RELEASE.

Contact:
    BioSyntech Inc.
    Amine Selmani, 450-686-2437